EXHIBIT 99.1

SVB FINANCIAL GROUP

Q&A

POTENTIAL AGREEMENT WITH HRJ CAPITAL

December 16, 2008

1.	Why would this agreement make sense for SVB?

HRJ has several key strengths: a strong investment team, exceptional access to premier fund managers, and a solid limited partner base. This transaction, if successfully concluded, would allow SVB Capital to create synergies and scale, leveraging resources from the two organizations.

2.	What are the expected losses associated with this loan?

HRJ has outstanding debt obligations to SVB of $68.9 million, in the form of loans to the firm and its affiliates. It is too early to determine the exact level of loan losses at this time.

3.	How will SVB recover its loans from HRJ?

If we proceed with a transaction, we would recover our loans to HRJ in part, over time, through management fees, in part by converting a portion of the loans into limited partnership interests in certain HRJ-managed funds, and in part through capital calls, which is the primary source of repayment for our capital call lines. As noted above, it is premature to comment on the extent to which the loans would be recovered through these approaches. We believe it would be in the best interests of HRJ, its limited partners and creditors, and SVB to preserve the value of HRJ’s assets by working together to achieve a desirable outcome for all parties.

4.	What would be the structure of the transaction?

At this point, it is premature to comment on the form any arrangement might take. Our shared focus is to create a structure that will allow SVB to recover its loan amount to the maximum extent possible and, at the same time, serve the interests of HRJ’s LPs, employees and other creditors.

5.	Would SVB take over management of HRJ’s funds?

While we haven’t decided any specific details, the concept would be to have some of HRJ’s employees join SVB Capital’s highly skilled team and, together, provide management services for the HRJ-managed funds.

6.	Are other private equity and venture capital clients finding themselves in fundraising situations similar to HRJ’s?

HRJ’s situation is unusual among SVB’s clients. HRJ is one of a very small number of funds of funds in SVB’s client portfolio, and the primary loan outstanding to it is a warehouse line. Warehouse lines are longer term facilities that allow funds to make investment commitments before securing their LP commitments. In contrast, most of our loans to venture and private equity firms are capital call lines of credit. These loans are short term bridges, which allow a fund to meet underlying capital calls, without having to wait for investors to respond to the capital call.

Because of the rapid deterioration of the economy, HRJ was unable to secure the LP commitments it needed to complete fundraising on its open funds and honor the capital commitments it had already made. SVB’s client agreements do not allow capital call lines of credit to be used for warehousing purposes.

7.	Does SVB have any other warehouse facilities in place? How are they performing?

SVB believes it has a high-quality loan portfolio and that it effectively evaluates and monitors the creditworthiness of its clients. SVB has only one other warehouse facility in place, in the amount of $30 million. To date, there have been no signs of any issues with that loan, or the management company responsible for it.

8.	What role would HRJ’s LPs have in a transaction?

In order to close any transaction, HRJ would have to obtain the consent of the requisite percentage of limited partners of each of the HRJ funds. HRJ is in discussions with its LPs, beginning with a conference call later today, to discuss its situation and the benefits of a possible arrangement with SVB and address any questions they may have.

9.	How will this situation affect SVB’s capital position?

SVB is well capitalized. As of September 30, 2008, SVB reported a Tier 1 capital ratio of 9.94%. With the funds approved under the Treasury’s TARP Capital Purchase Program, on a pro forma basis, SVB’s Tier 1 capital ratio on that date would have been approximately 12.79%. It is too early to determine the precise impact this will have on our balance sheet, including our capital levels.

10.	Will the HRJ situation cause you to slow down your lending or change your credit practices?

No. We continue to believe that we have constructed a sound credit portfolio and we will continue to make good loans to our clients. We believe we have sufficient capital to continue to meet the borrowing needs of our clients.

Forward Looking Statements

This “Q&A” document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by the use of words such as “becoming,” “may,” “will, “ “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. In this document, management makes forward-looking statements about SVB’s intention to explore a possible arrangement with HRJ Capital under which SVB or one of its affiliated companies would provide management services for various investment funds managed by HRJ Capital, estimates of potential non-performing loans levels, the potential recovery of loans made to HRJ Capital and its affiliates, the goal of preserving of HRJ Capital’s assets, SVB’s ability to provide ongoing management services, the quality of SVB’s loan portfolio, the effectiveness of SVB’s credit processes, the credit quality of other warehouse facilities, capital call lines or other loans extended by SVB, SVB’s capital and liquidity position and SVB’s belief that it will continue to make good loans and meet the borrowing needs of its clients. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Actual results may differ. Factors that could cause actual results to differ include: (i) changes in the state of the economy or the markets served by the Company and/or HRJ Capital that may impact the consummation of any proposed transaction under the letter of intent; (ii) difficulties in reaching agreement on terms for a proposed transaction with HRJ Capital or failure to receive necessary consents or otherwise satisfy conditions to such a transaction; (iii) further deterioration in HRJ Capital’s performance or financial position, either before or after consummation of a transaction; (iv) discovery of information in due diligence investigations which alters SVB’s expectations about, or willingness to pursue, any proposed transaction; (v) claims brought by other creditors of HRJ or others doing business with it which alter the negotiation dynamics for any proposed transaction; (vi) continued deterioration in the overall economic environment and/or the business climate in the industries SVB serves which adversely affects the creditworthiness, liquidity or demand for financial services of the Company’s clients and/or potential clients; (viii) disruptions in any of various markets for capital which affects SVB’s cost of capital or liquidity; and (ix) errors in SVB’s assessment of the creditworthiness or liquidity of its clients or unanticipated network effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity. For information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to our most recently-filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and Annual Report on Form 10-K for the year ended December 31, 2007. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this report are made only as of the date of this report. We do not intend, and undertake no obligation, to update these forward-looking statements.